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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                       FORM 8-A

                  For Registration of Certain Classes of Securities
                       Pursuant to Section 12(b) or (g) of the
                           Securities Exchange Act of 1934

                         CHECKERS DRIVE-IN RESTAURANTS, INC.
                ------------------------------------------------------
                (Exact name of registrant as specified in its charter)

               Delaware                                  58-1654960
               --------                                  ----------
      (State of incorporation or                      (I.R.S. Employee
             organization)                           Identification No.)

     14255 49th Street North, Building I
            Clearwater, Florida                             33762
            -------------------                             -----
   (Address of principal executive office)                (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

Securities Act registration statement file number to which this Form relates:
N/A

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                Name of each exchange on which
     to be registered                   each class is to be registered
              N/A                                                N/A


Securities to be registered pursuant to Section 12(g) of the Act:


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                            Common Stock Purchase Warrants
                            ------------------------------
                                   (Title of Class)


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

THE WARRANTS

     The warrants are in registered form and were issued pursuant to the terms of a warrant agreement (the "Warrant Agreement") between Rally's Hamburgers, Inc. ("Rally's") and American Stock Transfer & Trust Company, as Warrant Agent. On August 9, 1999, Rally's was merged into Checkers Drive-In Restaurants, Inc. (the "Company"), as a result of which Rally's stockholders received 1.99 shares of Checkers common stock for each share of Rally's common stock they held. In addition, Checkers issued the warrants which are the subject of this Registration Statement on Form 8-A to replace the Rally's warrants. The Rally's warrants were issued pursuant to a rights offering completed in September 1996 and were canceled upon the merger of Rally's into Checkers. Immediately after the merger, Checkers effected a one-for-12 reverse stock split.

     The following description includes a brief summary of certain provisions of the Warrant Agreement. Reference is made to the Warrant Agreement, which has been filed as an exhibit hereto, for a complete description of its terms and conditions, and the description which follows is qualified in its entirety by reference to the Warrant Agreement. The number of shares subject to the Checkers warrants and the warrant exercise price have been adjusted to take into account the 1.99 merger conversion ratio and the one-for-12 reverse stock split.

     As a result of the merger and the reverse stock split, the Company is issuing 798,281 warrants to purchase an aggregate of 798,281 shares of the Company's common stock and has reserved that number of shares of common stock for issuance upon exercise of the warrants. Each warrant will entitle the registered holder thereof to purchase one share of common stock from the Company at a price of $4.52 per share, subject to adjustment in certain circumstances. The warrants will expire on September 26, 2001. In accordance with the Warrant Agreement, the Company is reducing the exercise price from $13.57 per share and is extending the expiration date of the warrants from the original expiration date of September 26, 2000.

     The Company may redeem the warrants, at $.01 per warrant, upon 30 days' prior written notice in the event the closing price of the common stock equals or exceeds $36.18 per share for 20 out of 30 consecutive trading days ending not more than 30 days preceding the date of the notice of redemption. The closing price of the common stock shall be the closing price as reported by the Nasdaq National Market or on the principal stock exchange on which it is listed. All of the warrants must be redeemed if any are redeemed.

     The exercise price and number of shares of common stock or other securities issuable on exercise of the warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company and certain sales by the Company of common stock below the then market price of the


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common stock. However, the warrants are not subject to adjustment for issuances of common stock at a price below the exercise price of the warrants or pursuant to the Company's stock option plans or upon exercise of any of the warrants.

     The warrants may be exercised upon surrender of the warrant certificate on or prior to September 26, 2002 at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (in cash or by certified check or bank draft payable in United States currency to the order of Warrant Agent) to the Warrant Agent for the number of shares being purchased. Holders of the warrants do not have the rights or privileges of holders of common stock.

     No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by such warrantholder, the Company will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

     To the extent that the warrants are exercised, the proportionate equity ownership of holders of common stock who do not exercise warrants will decrease. warrants are generally more speculative than shares of common stock which are purchasable upon the exercise thereof. Historically, the percentage increase or decrease in the market price of a warrant has tended to be greater than the percentage increase or decrease in the market price of the underlying common stock. A warrant may become valueless, or of reduced value, if the market price of the underlying common stock decreases, or increases only modestly, over the term of the warrant.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The Transfer Agent, Registrar and Warrant Agent for the common stock and warrants is American Stock Transfer & Trust Company, New York, New York.

ITEM 2.  EXHIBITS

2.1 Form of Warrant Agreement, together with form of Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Rally's Hamburgers, Inc. Annual Report on Form 10-K for the fiscal year ended December 29, 1996).


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                                      SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   CHECKERS DRIVE-IN RESTAURANTS, INC.




Date:  September 17, 1999          By:    /s/ Andrew Simons
                                          -------------------------------
                                   Name:  Andrew Simons
                                   Title: Vice President, General Counsel and
                                          Secretary